Impac Mortgage Holdings, Inc. Announces Corrections to previously issued financial statements to Reallocate GAAP Net Earnings; corrections have no effect on Estimated Taxable Earnings or Dividends Paid
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Preliminary Un-audited Second Quarter 2004 results in record Acquisitions and
Originations; and Balance Sheet growth

NEWPORT BEACH, California, July 22, 2004--Impac Mortgage Holdings, Inc. (NYSE:
IMH or the Company), said today that it will correct and restate certain of its previously issued financial statements for the years ended December 31, 2001, 2002 and 2003, included and filed on Form 10-K, and the Company's unaudited financial statements for the three months ended March 31, 2003 and 2004 as filed on Form 10-Q. The correction will change the Company's revenue recognition policy with respect to the sale of mortgage loans from Impac Funding Corporation ("IFC"), IMH's wholly-owned subsidiary, to IMH and the subsequent cash sale of the associated mortgage loan servicing rights to unrelated third parties. While previously the Company recognized these cash gains in the period in which the mortgage servicing rights were sold and cash proceeds were received, the Company will now amortize these gains over the life of the related mortgage loans retained by IMH. This correction does not constitute a write-off of previous earnings, but is rather a timing difference, which results in a redistribution of cash gains over the life of the related mortgage loans (generally on average 2-3 years). While this change affects Net Earnings in accordance with Generally Accepted Accounting Principles ("GAAP"),

      It has no effect on past or future Estimated Taxable Income;

      It has no effect on past or future Cash Flows; and

      It has no effect on the past Dividends Paid or future Dividends.

The Company's estimate as to the cumulative amount of net earnings that will be redistributed from Gain on Sale of Loans (included in Equity in Net Earnings of IFC prior to July 1, 2003) and amortized back into GAAP Net Earnings over the remaining life of the related mortgage loans (generally on average 2-3 years) as a result of this correction is estimated for each of the years ended December 31, 2001, 2002, 2003, to be $7.3 million (GAAP Net Earnings changes from $33.2 million to $ 25.9 million), $14.3 million ( GAAP Net Earnings changes from $74.9 million to $60.6 million), $14.2 million (GAAP Net Earnings changes from $127.2 million to $113.0 million) and for the three months ended March 31, 2003 and 2004 to be $4.3 million (GAAP Net Earnings changes from $25.5 million to $21.2 million) and $12.1 million (GAAP Net Earnings

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changes from $46.0 million to $33.9 million), respectively. Taking these corrections into account, the cumulative reduction to Total Stockholders' Equity is estimated to be $48.1 million at March 31, 2004 (Total Stockholder's Equity changes to $560.7 million as compared to $608.8 million). As of March 31, 2004, the Company increased the balance of its deferred gains with respect to loans previously sold from IFC to IMH by approximately $83.1 million (pre-tax). The difference between the correction to Stockholders' Equity of $48.1 million as of March 31, 2004 and the increase in deferred gain is comprised of deferred taxes for GAAP financial purposes only. Again, this has no effect on the calculation of Taxable Income. The deferred gain associated with these loan sales will be amortized into income over the expected remaining life of the related loans for GAAP financial purposes (generally on average 2-3 years). These amounts remain subject to audit.

The Company will also modify its classification of Hedging Expenses as an increase in CMO borrowings interest expense as opposed to a reduction of interest income on Mortgage Assets. While the prior presentation was in accordance with GAAP, the change in presentation is voluntary and deemed by the Company to be a preferred method of reporting. The reclassification of these expenses has no effect on Net Earnings or Estimated Taxable Income.

Mr. Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc. stated, "the correction to the Company's financial statements, which results in the redistribution of previously reported GAAP Net Earnings is strictly a timing issue and has no effect on the inherent strength of the Company and its ability to produce consistent, reliable Taxable Earnings and subsequent dividends." Mr. Tomkinson further commented, "it is important to understand that nothing fundamental has changed in our business strategy. Furthermore, the Company continues to perform well above our original expectations set at the beginning of the year and as a result, the Company subsequently increased its quarterly dividend, currently set at an annualized dividend rate of $3.00 per common share. The current dividend rate represents approximately a 13.5% annualized yield, based on the July 22, 2004 closing stock price of $22.18."

Preliminary Un-audited Second Quarter 2004 results in record Acquisitions and Originations; and Balance Sheet growth

During the second quarter 2004, driven by record loan acquisitions and originations of $5.5 billion, and record on-balance sheet CMO securitizations of $4.9 billion, the Company's balance sheet increased to over $17.0 billion in total assets. Furthermore, rate locks which are an indication of future loan acquisitions and originations, increased to a new record of $3.2 billion at June 30, 2004. Based upon the Company's preliminary review of the second quarter results, the Company expects that second quarter estimated Taxable Earnings per diluted share to be greater than the first quarter amount reported in the Company's March 31, 2004 Form 10-Q. The Company reiterates that it remains confident with the current dividend policy, and its operating strategy, which emphasizes flexibility on the sale of mortgage loans for cash gains or retention at IMH for long-term

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investment. Furthermore, management remains comfortable with its current dividend policy.

The Company expects to issue its corrected and restated financial statements and amended 2003 Form 10-K/A and March 31, 2004 Form 10-Q/A with the Securities and Exchange Commission as soon as possible but no later than August 15, 2004, and file its second quarter 2004 results on Form 10-Q on a timely basis. As a result, the audited financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, and the auditors' report there on, and the unaudited financial statements as of March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003, should not be relied upon until the corrected and restated financials are filed with the Securities and Exchange Commission.

 The Company has scheduled a conference call and live web cast on Friday, July 23, 2004, at 9:00 a.m. PT (12:00 p.m. ET). Mr. Tomkinson will provide a brief commentary. The conference call will be open to all interested parties with the exception of the question and answer session, which will be limited to buyside and sellside analysts.
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To participate in the call, please dial in up to fifteen minutes prior to the scheduled start time. You may access the call live via:

The dial-in number is (800) 350-9149, conference ID number: 8984897

Internet Webcast Access:http://www.impaccompanies.com and link to Investor Relations / Presentations

The conference call will be archived approximately 2 hours following the call, listeners may participate by via:

the Impac Mortgage Holdings, Inc. Web Site at www.impaccompanies.com, by linking to Investor Relations / Presentations/ Archived Presentations or:

the dial-in-number for replay is (800) 642 1687, conference ID number: 8984897. Dial in by replay will be available through Tuesday, July 27, 2004.

Impac Mortgage Holdings, Inc. is a mortgage REIT that operates three core businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in Alt-A mortgage loans. The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A mortgage loans and the Warehouse Lending Operations provides short-term financing to mortgage loan originators. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

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Safe Harbor

Note: Safe Harbor "Statement under the Private Securities Litigation Reform Act of 1995." This release contains forward-looking statements including statements relating to the change of the Company's revenue recognition policy; estimates of the cumulative amount of net earnings that will be redistributed from Gain on Sale of Loans and cumulative reduction to Total Stockholders' Equity; net earnings and balance of deferred gains for the quarter, and at, March 31, 2004, respectively; expectations of the estimated remaining life of loans; the annualized dividend rate; expectation of estimated taxable earnings per share; the issuance of corrected financial statements and timely filing of amended SEC reports. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things, the risk of possible changes in the scope and nature of, and the time required to complete, the issuance of audit opinions on the Company's prior year financial statements; risks related to the restatement process and the impact on operating results; risks that the estimated numbers set forth in this release may materially change as a result of the restatement process; risks that the Company and/or its auditors may identify additional items that materially and adversely affect the Company's financial results; risks of not filing on a timely basis the Company's Form 10-Q for the quarter ended June 30, 2004; risks of delays in raising, or the inability to raise, additional capital, either through equity offerings, lines of credit or otherwise, as a result of issuing corrected financial statements or not filing SEC reports on a timely basis; risks that the Company may not effectuate its current operating strategy as a result of financial restatements, including the inability to originate, acquire, or securitize mortgage loans; risks of negative reactions from the Company's stockholders, creditors or others that do business with the Company as a result of the issuance of corrected financial statements, and other factors described in this press release and under "Risk Factors" in our Form 10K for the year end December 31, 2003. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks and other factors not presently identified, the Company's results may differ materially from its expectations and projections. We will update and revise our estimates based on actual conditions experienced, however, it is not practicable to publish all revisions and as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above may continue to be accurate in the future.

For additional information, questions or comments, please call Tania Jernigan, VP of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies. com. Web site: www.impaccompanies.com